Exhibit 3.1

BYLAWS OF

ON SEMICONDUCTOR CORPORATION

As Amended and Restated on August 19, 2022

ARTICLE I

OFFICES

SECTION 1.     REGISTERED OFFICE. The registered office of ON Semiconductor Corporation (hereinafter referred to as the “Corporation”) shall be established and maintained at the office of The Corporation Trust Company, in the City of Wilmington, in the County of New Castle, in the State of Delaware, which shall be the registered agent of the Corporation in charge thereof.

SECTION 2.     OTHER OFFICES. The Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors of the Corporation (hereinafter referred to as the “Board”) may from time to time appoint or the business of the Corporation may require.

ARTICLE II

MEETING OF STOCKHOLDERS

SECTION 1.    ANNUAL MEETINGS.

(a)    Place, Date and Time. Meetings of stockholders of the Corporation may be held at such place, either within or without the State of Delaware, as the Board shall determine from time to time, in its sole discretion. In addition, the Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (as amended from time to time, the “DGCL”). Annual meetings of stockholders of the Corporation (each, an “annual meeting”) for the purpose of the election of directors and for such other business as may be stated in the notice of the meeting shall be held on such date and at such time as may be determined from time to time by the Board. If the date of the annual meeting shall fall upon a legal holiday, the annual meeting shall be held on the next business day.

(b)    Voting by Stockholders. At each annual meeting, the stockholders entitled to vote shall elect directors by vote in accordance with Article II, Section 6 of these Bylaws and Article NINTH of the Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “A&R Certificate of Incorporation”), and the stockholders may transact such other corporate business as shall be stated in the notice of the meeting (subject to the provisions of this Section 1 of Article II of these Bylaws).

(c)    Business at Annual Meeting Generally.

i.    Notwithstanding anything in these Bylaws to the contrary, no business shall be brought before or conducted at an annual meeting except in accordance with the provisions of this Section 1 of Article II.

ii.    Except as otherwise provided by law, the chairperson of the meeting shall have the power and duty (A) to determine whether a nomination of persons for election to the Board (a “stockholder nomination”) or any business proposed to be brought before the meeting (a “stockholder proposal”) was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws, and (B) if the chairperson determines that any proposed stockholder nomination or stockholder proposal was not made or proposed in compliance with these Bylaws, to declare that such stockholder nomination shall be disregarded or that such proposed stockholder proposal shall not be voted upon or transacted (in each case, notwithstanding that the proxies in respect of such stockholder nomination or stockholder proposal may have been solicited or received). Notwithstanding the foregoing provisions of this Section 1(c) of Article II, in the event that the applicable stockholder does not appear in person or by proxy at the annual meeting to present its stockholder nomination or stockholder proposal, such stockholder nomination shall be disregarded and such stockholder proposal shall not be voted upon or transacted, regardless of whether proxies in respect of such vote(s) may have been solicited or received by the Corporation.

(d)    Right to Bring Business at Annual Meeting. Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders shall be made in respect of an annual meeting only: (i) pursuant to the Corporation’s notice of meeting of stockholders (with respect to business other than stockholder nominations); (ii) by, or at the direction of, the Board; (iii) by a stockholder of record who, at the time of giving of the stockholder’s notice (as provided in, and in accordance with, Section 1(e) or Section 1(f) of Article II, as applicable), is entitled to vote at the annual meeting and who complied with the notice procedures set forth in this Section 1 of Article II; or (iv) in the case of stockholder nominations to be included in the Corporation’s proxy statement for such annual meeting, by any Eligible Stockholder (as defined in Section 1(l) of Article II of these Bylaws) who satisfies the requirements set forth in Section 1(l) of Article II of these Bylaws. For the avoidance of doubt, clauses (iii) and (iv) of this Section 1(d) of Article II shall be the exclusive means for a stockholder to make stockholder nominations and stockholder proposals to be considered at an annual meeting. For the avoidance of doubt, and notwithstanding any other provision of these Bylaws, the Corporation may, in its sole discretion, solicit against, and include in the proxy statement its own statements or other information relating to, any stockholder nomination, stockholder proposal or Proposing Stockholder (as defined in Section 1(i) of Article II), including any information provided to the Corporation with respect to the foregoing notice (as provided in, and in accordance with, Section 1(e) or Section 1(f) of Article II, as applicable).

(e)    Stockholder Nominations. For stockholder nominations to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 1(d) of Article II, the stockholder must deliver written notice to the Secretary of the Corporation by registered mail, return receipt requested, at the principal executive offices of the Corporation on a timely basis in accordance with Section 1(g) of Article II and must update and supplement such written notice on a timely basis as set forth in Section 1(h) of Article II. The stockholder’s written notice must set forth:

i.    with respect to each person whom such stockholder proposes to nominate for election or re-election as a director (each, a “Stockholder Nominee”):

1.    the name, age, business address and residence address of such Stockholder Nominee;

2.    the principal occupation or employment of such Stockholder Nominee;

3.    the class, series and number of shares of each class of capital stock of the Corporation which are owned beneficially and of record by such Stockholder Nominee;

4.    the date or dates on which such shares were acquired and the investment intent of such acquisition by the stockholder proposing such stockholder nomination;

5.    a statement that such Stockholder Nominee agrees to tender an irrevocable resignation to the Secretary of the Corporation, to be effective upon such person’s failure to receive the required vote for re-election at any uncontested election at which such person would face re-election and acceptance by the Board of such resignation; and

6.    such other information concerning such Stockholder Nominee that would be required to be disclosed in solicitations of proxies for the election of directors, or would otherwise be required, in each case, pursuant to Section 14 of the Securities Exchange Act of 1934 (as amended and including the rules and regulations thereunder, the “Exchange Act”), and Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a Stockholder Nominee and to serving as a director if elected); and

ii.    the additional information required by Section 1(i) of Article II.

In addition, not more than 10 days after receipt by the stockholder of a written request from the Secretary of the Corporation, the applicable Proposing Stockholder (as defined below) shall provide to the Secretary of the Corporation such additional information as the Secretary of the Corporation may reasonably request, including, without limitation, to determine the eligibility of the proposed Stockholder Nominee to serve as an independent director of the Corporation or as could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed Stockholder Nominee.

(f)    Other Proposals. For business other than stockholder nominations to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 1(d) of Article II above, the stockholder must deliver written notice to the Secretary of the Corporation by registered mail, return receipt requested, at the principal executive offices of the Corporation on a timely basis in accordance with Section 1(g) of Article II and must update and supplement such written notice on a timely basis as set forth in Section 1(h) of Article II. The stockholder’s written notice must set forth:

i.    as to each matter the stockholder proposes to bring before the meeting, a brief description of the stockholder proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting;

ii.    the text of the stockholder proposal (including the text of any resolutions proposed for consideration and, in the event that such stockholder proposal includes a proposal to amend the Bylaws, the language of the proposed amendment);

iii.    any material interest of any Proposing Stockholder in such stockholder proposal, including any anticipated benefit of such business to any Proposing Stockholder, other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proposing Stockholder individually or to the Proposing Stockholders in the aggregate; and

iv.    the additional information required by Section 1(i) of Article II.

In addition, not more than 10 days after receipt by the stockholder of a written request from the Secretary of the Corporation, the applicable Proposing Stockholder shall provide to the Secretary of the Corporation such additional information as the Secretary of the Corporation may reasonably request, including, without limitation, to determine whether such stockholder proposal is a proper matter for stockholder action.

(g)    Timing for Notices by Stockholders. To be timely, the written notice required by Section 1(e) or Section 1(f) of Article II, as applicable, must be received by the Secretary of the Corporation:

i.    not less than 90 days, nor more than 120 days, before the first anniversary of the preceding year’s annual meeting; or

ii.    in the event that the Board designates the current year’s annual meeting to be held either: (x) more than 30 days after the first anniversary of the preceding year’s annual meeting, or (y) more than 30 days prior to the first anniversary of the preceding year’s annual meeting, then (1) not more than 120 days prior to the date of such annual meeting designated by the Board, and (2) not less than 90 days prior to the date of such annual meeting designated by the Board, provided, however, that, if the date designated by the Board has not been publicly disclosed or announced at least 105 days in advance of the applicable annual meeting, then not less than 15 days after such public announcement.

Notwithstanding the foregoing, in no event shall any adjournment or postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described in this Section 1(g) of Article II.

(h)    Updates to Notices. A stockholder providing written notice under Section 1(e) or Section 1(f) of Article II, as applicable, shall update and supplement such written notice, if necessary, so that the information provided or required to be provided in such notice is true and correct as of (i) the record date for the meeting, (ii) the date that is five business days prior to the meeting, and (iii) if applicable, in the event of any adjournment or postponement thereof, five business days prior to the date of such adjourned or postponed meeting. In the case of any update and supplement pursuant to clause (i) of this Section 1(h) of Article II, such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than five business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 1(h) of Article II, such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than two business days prior to the date of the meeting. If applicable, in the event of any adjournment or postponement of a meeting, such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than two business days prior to the date of such adjourned or postponed meeting.

(i)    Additional Information to be Provided by Proposing Stockholders. The written notice required by Section 1(e) or Section 1(f) of Article II, as applicable, shall also set forth, as of the date of the notice and with respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proposing Stockholder”) the following:

i.    the name and address, as they appear on the Corporation’s books, of each Proposing Stockholder;

ii.    the class, series and number of shares that are owned beneficially and of record by each such Proposing Stockholder on the date of the notice;

iii.    a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proposing Stockholder and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing;

iv.    a representation that the Proposing Stockholder is a holder of record or beneficial owner, as the case may be, of shares of the Corporation entitled to vote at the meeting (and intends to continue to be such a holder on the date of the meeting) and that the Proposing Stockholder, or in the case of a beneficial owner, the holder of record of the shares beneficially owned by the Proposing Stockholder, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 1(e) of Article II) or to propose the business that is specified in the notice (with respect to a notice under Section 1(f) of Article II);

v.    a representation that the Proposing Stockholder owns the shares of the Corporation in compliance with applicable law, including, without limitation, that the Proposing Stockholder has received all necessary regulatory approvals to own and/or vote (or direct the voting of) the shares of the Corporation;

vi.    a representation as to whether the Proposing Stockholder intends, or is part of a group that intends, to (A) deliver a proxy statement and form of proxy to holders of a sufficient number of the Corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 1(e) of Article II) or to carry such stockholder proposal (with respect to a notice under Section 1(f) of Article II), and/or (B) otherwise solicit proxies from stockholders in support of such stockholder nomination or stockholder proposal;

vii.    to the extent known by any Proposing Stockholder, the name and address of any other stockholder supporting the stockholder proposal as of the date of the stockholder’s notice;

viii.    a description of all Derivative Transactions (as defined below) by each Proposing Stockholder during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions;

ix.    a description of any significant direct or indirect equity interests or any Derivative Transactions in any principal competitor of the Corporation held by each Proposing Stockholder; and

x.    a description of any direct or indirect interest of each Proposing Stockholder in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation.

(j)    Exchange Act Requirements. Notwithstanding the foregoing provisions of this Section 1 of Article II, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the Exchange Act. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of stockholder proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to stockholder proposals and/or stockholder nominations to be considered pursuant to Section 1(d)(iii) of Article II.

(k)     Certain Terms. For purposes of this Section 1 and Section 2 of Article II:

i.    “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended, and Rule 12b-2 under the Exchange Act;

ii.    “Derivative Transaction” shall mean any agreement, arrangement, interest or understanding entered into by, or on behalf of or for the benefit of, any Proposing Stockholder or any of its affiliates or associates, whether record or beneficial:

1.    the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation;

2.    that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation;

3.    the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or

4.    that provides the right to vote or increase or decrease the voting power of such Proposing Stockholder or any of its affiliates or associates, with respect to any securities of the Corporation;

which agreement, arrangement or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciate right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Stockholder in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proposing Stockholder is, directly or indirectly, a general partner or managing member, and any performance-related fees (other than an asset-based fee) that any Proposing Stockholder is entitled to on the basis of any increase or decrease in value of shares of the Corporation or any Derivative Transaction.

iii.    “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

iv.    A “qualified representative” of the stockholder shall mean a person (1) authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and (2) who produces such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(l)    Proxy Access for Director Nominations.

i.    Subject to the terms and conditions of these Bylaws, in connection with an annual meeting at which directors are to be elected, the Corporation will include in its proxy statement and on its form of proxy the name of a Stockholder Nominee, and will include in its proxy statement the “Required Information” (as defined below), if: (1) the Stockholder Nominee satisfies the eligibility requirements in this Section 1(l) of Article II; (2) the Stockholder Nominee is identified in a timely notice (the “Proxy Access Notice”) that satisfies the requirements of this Section 1(l) of Article II and is delivered by a stockholder that qualifies as, or is acting on behalf of, an Eligible Stockholder (as defined below); (3) the Eligible Stockholder expressly elects at the time of the delivery of the Proxy Access Notice to have the Stockholder Nominee included in the Corporation’s proxy materials; and (4) the additional requirements of these Bylaws are met.

ii.    To qualify as an “Eligible Stockholder,” a stockholder or group of stockholders as described in this Section 1(l) of Article II must: (1) own and have owned (as defined below) continuously for at least three years as of the date of the Proxy Access Notice, a number of shares (as adjusted for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of the common stock of the Corporation) that represents at least 3% of the outstanding shares of the Corporation that are entitled to vote in the election of directors as of the date of the Proxy Access Notice (the “Required Shares”); and (2) thereafter continue to own the Required Shares through such annual meeting. For purposes of satisfying the percentage ownership requirements of this Section 1(l) of Article II, a group of no more than 20 stockholders and/or beneficial owners may aggregate the number of shares of common stock of the Corporation that each group member has itself individually owned continuously for at least three years as of the date of the Proxy Access Notice. No stockholder or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as more than one Eligible Stockholder under this Section 1(l) of Article II, and the same shares may not be attributed to more than one Eligible Stockholder. A group of any two or more funds that are (A) under common management and investment control, (B) publicly offered and part of the same family of funds (as defined herein), or (C) under common management and funded primarily by a single employer, shall be treated as one stockholder or beneficial owner. Whenever an Eligible Stockholder consists of a group of stockholders and/or beneficial owners, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 1(l) of Article II must be satisfied by and as to each such stockholder or beneficial owner, except that shares may be aggregated as specified in this Section 1(l) of Article II and except as otherwise provided in this Section 1(l) of Article II. For purposes of this Section 1(l) of Article II:

1.     the term “family of funds” shall mean two or more investment companies or funds (whether organized in the U.S. or outside the U.S.) that hold themselves out to investors as related companies for purposes of investment and investor services;

2.    a stockholder or beneficial owner shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which such person possesses both (A) the full voting and investment power pertaining to the shares, and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (x) sold by such person or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (I) reducing in any manner, to any extent or at any time in the future, such person’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (II) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or its affiliate;

3.    a stockholder or beneficial owner shall “own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. The person’s ownership of shares shall be deemed to continue during any period in which such person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the stockholder. A stockholder’s or beneficial owner’s ownership of shares shall be deemed to continue during any period in which the person has loaned such shares, provided that the person has the power to recall such loaned shares on not more than five business days’ notice. The terms “owned,” “owning” and other variations of the word “own,” when used with respect to a stockholder or beneficial owner, shall have correlative meanings; and

4.    a stockholder or beneficial owner that is deemed to own loaned shares in accordance with the immediately preceding sentence also must, in order for such loaned shares to be deemed owned for purposes of this Section 1(l) of Article II, (A) recall the loaned shares within five business days of the last date on which a timely Proxy Access Notice may be delivered for the relevant annual meeting, and (B) hold the recalled shares through the relevant annual meeting.

iii.    For purposes of this Section 1(l) of Article II, the “Required Information” that the Corporation will include in its proxy statement is: (A) the information set forth in the Schedule 14N provided with the Proxy Access Notice concerning each Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder; and (B) if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a single written statement of the group), not to exceed 500 words, in support of each Stockholder Nominee, which must be provided at the same time as the Proxy Access Notice for inclusion in the Corporation’s proxy statement for the annual meeting (the “Statement”). Notwithstanding anything to the contrary contained in this Section 1(l) of Article II, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 1(l) of Article II shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.

iv.    The Proxy Access Notice shall set forth all information, representations and agreements required under Section 1(e) and Section 1(i) of Article II (and for such purposes, references in Section 1(i) of Article II to a Proposing Stockholder shall be deemed to refer to the “Eligible Stockholder”), and in addition such Proxy Access Notice shall include the following:

1.    a copy of the Schedule 14N that has been or is concurrently filed with the SEC under the Exchange Act;

2.    a statement of the Eligible Stockholder (and in the case of a group, the written agreement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder), which statement(s) shall also be included in the Schedule 14N filed with the SEC: (A) setting forth and certifying to the number of shares of common stock of the Corporation the Eligible Stockholder owns and has owned (as defined in Section 1(l)(ii) of Article II) continuously for at least three years as of the date of the Proxy Access Notice, (B) agreeing to continue to own such shares through the date of the annual meeting, and (C) regarding whether or not it intends to maintain ownership of the Required Shares for at least one year following the annual meeting;

3.    the written agreement of the Eligible Stockholder (and in the case of a group, the written agreement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Corporation, setting forth the following additional agreements, representations and warranties: (A) it will provide (x) within five business days of the record date for the annual meeting, the information required under Section 1(i) of Article II as of the record date, (y) notification in writing verifying the Eligible Stockholder’s continuous ownership of the Required Shares as of the record date within five business days of such record date, and (z) immediate notice to the Corporation if the Eligible Stockholder ceases to own any of the Required Shares prior to the annual meeting; (B) it (w) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have any such intent, (x) has not nominated and will not nominate for election to the Board at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 1(l) of Article II, (y) has not engaged and will not engage in, and has not been and will not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee or a nominee of the Board, and (z) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation; (C) it will (v) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (w) indemnify and hold harmless the Corporation and its affiliates and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 1(l) of Article II, (x) comply with all laws, rules, regulations and listing standards applicable to its nomination and any solicitation in connection with the annual meeting, (y) file all materials described below in Section 1(l)(vi) of Article II with the SEC, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A, and (z) at the request of the Corporation, promptly, but in any event within five business days after such request, provide to the Corporation prior to the day of the annual meeting such additional information as reasonably requested by the Corporation; and (D) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination.

v.    To be timely under this Section 1(l) of Article II, the Proxy Access Notice must be delivered by the Eligible Stockholder to the Secretary of the Corporation (A) not later than the 120th day, nor earlier than the 150th day, before the first anniversary of the date (as stated in the Corporation’s proxy materials) that the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders, or (B) in the event that the Board designates the current year’s annual meeting to be held either: (x) more than 30 days after the first anniversary of the preceding year’s annual meeting, or (y) more than 30 days prior to the first anniversary of the preceding year’s annual meeting, then (1) not more than 150 days prior to the date of such annual meeting designated by the Board, and (2) not less than 120 days prior to the date of such annual meeting designated by the Board, provided, however, that, if the date designated by the Board has not been publicly disclosed or announced at least 135 days in advance of the applicable annual meeting, then not less than 15 days after such public announcement (as defined in Section 1(k) of Article II). Notwithstanding the foregoing, in no event shall any adjournment or postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a Proxy Access Notice as described in this Section 1(l) of Article II.

vi.    An Eligible Stockholder must:

1.    within five business days after the date of the Proxy Access Notice, provide to the Corporation one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case, during the requisite three-year holding period, specifying the number of shares that the Eligible Stockholder owns, and has owned continuously in compliance with this Section 1(l) of Article II;

2.    include in the Schedule 14N filed with the SEC a statement by the Eligible Stockholder (and in the case of a group, by each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) certifying: (A) the number of shares of common stock of the Corporation that it owns and has owned continuously for at least three years as of the date of the Stockholder Notice, and (B) that it owns and has owned such shares within the meaning of this Section 1(l) of Article II;

3.    file with the SEC any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the Corporation’s annual meeting of stockholders, one or more of the Corporation’s directors or director nominees or any Stockholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A; and

4.    in the case of any group, within five business days after the date of the Proxy Access Notice, provide to the Corporation documentation reasonably satisfactory to the Corporation demonstrating that the number of stockholders and/or beneficial owners within such group does not exceed 20, including whether a group of funds qualifies as one stockholder or beneficial owner within the meaning of this Section 1(l) of Article II. The information provided pursuant to this Section 1(l) of Article II shall be deemed part of the Proxy Access Notice for purposes of this Section 1(l) of Article II.

vii.    Within the time period for delivery of the Proxy Access Notice, a written representation and agreement of each Stockholder Nominee shall be delivered to the Secretary of the Corporation, which shall be signed by each Stockholder Nominee and shall represent and agree that such Stockholder Nominee:

1.    consents to being named in the Corporation’s proxy statement and form of proxy as a nominee and to serving as a director if elected;

2.    is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Stockholder Nominee, if elected as a director, will act or vote on any issue or question, unless such agreement, arrangement, understanding, commitment or assurance is disclosed in the Schedule 14N filed by the Eligible Stockholder with the SEC;

3.    is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Stockholder Nominee or director unless such agreement, arrangement or understanding is disclosed in the Schedule 14N filed by the Eligible Stockholder with the SEC;

4.    if elected as a director, will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other policies and guidelines of the Corporation that are applicable to directors; and

5.    at the request of the Corporation, will promptly, but in any event within five business days after such request, submit all completed and signed questionnaires required of the Corporation’s directors and provide to the Corporation such other information as it may reasonably request. The Corporation may request such additional information as necessary to permit the Board to determine if each Stockholder Nominee satisfies the requirements of this Section 1(l) of Article II.

viii.    In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the Corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including by omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation and provide the information that is required to make such information or communication true, correct, complete and not misleading (it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit a Stockholder Nominee from its proxy materials as provided in this Section 1(l) of Article II).

ix.    Notwithstanding anything to the contrary contained in this Section 1(l) of Article II, the Corporation may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

1.    the Eligible Stockholder or Stockholder Nominee breaches any of its respective agreements, representations or warranties set forth in the Proxy Access Notice (or otherwise submitted pursuant to this Section 1(l) of Article II), any of the information in the Proxy Access Notice (or otherwise submitted pursuant to this Section 1(l) of Article II) was not, when provided, true, correct and complete, or otherwise fails to comply with its obligations pursuant to these Bylaws, including its obligations under this Section 1(l) of Article II;

2.    the Stockholder Nominee (A) is not independent under any applicable listing standards, any applicable rules of the SEC or any publicly-disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors, (B) does not qualify as independent under the audit committee independence requirements set forth in the rules of the principal U.S. exchange on which shares of the Corporation are listed, or as a “non-employee director” under Exchange Act Rule 16b-3, (C) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (D) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past 10 years, or (E) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

3.    the Corporation has received a notice (regardless of whether it is subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board pursuant to the advance notice requirements for stockholder nominees for director in Section 1(e) of Article II; and/or

4.    the election of the Stockholder Nominee to the Board would cause the Corporation to violate the A&R Certificate of Incorporation, these Bylaws, any applicable law, rule, regulation or listing standard.

x.    The maximum number of Stockholder Nominees submitted by all Eligible Stockholders that may be included in the Corporation’s proxy materials pursuant to this Section 1(l), shall not exceed the greater of (A) two, and (B) 20% of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered pursuant to this Section 1(l) of Article II with respect to the annual meeting, or if such amount is not a whole number, the closest whole number (rounding down) below 20% (such resulting number, the “Permitted Number”); provided that the Permitted Number shall be reduced by:

1.    any Stockholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 1(l) of Article II but who the Board decides to nominate as a Board nominee;

2.    any nominees who were previously elected to the Board as Stockholder Nominees at any of the preceding two annual meetings and who are nominated for election at such annual meeting by the Board as a Board nominee; and

3.    so long as the number would not be reduced below one, the number of directors in office or director candidates that in either case will be included in the Corporation’s proxy materials with respect to such an annual meeting as an unopposed (by the Corporation) nominee pursuant to any agreement, arrangement or other understanding between the Corporation and a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of capital stock, by such stockholder or group of stockholders, from the Corporation), other than any such director who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board, for at least two annual terms.

In the event that one or more vacancies for any reason occurs after the date of the Proxy Access Notice, but before the annual meeting, and the Board resolves to reduce the size of the Board in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. An Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 1(l) of Article II shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy statement and include such specified rank in its Stockholder Notice submitted to the Corporation. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 1(l) of Article II exceeds the Permitted Number, the Corporation shall determine which Stockholder Nominees shall be included in the Corporation’s proxy materials in accordance with the following provisions — the highest ranking Stockholder Nominee of each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Eligible Stockholder disclosed as owned in its respective Stockholder Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible Stockholder has had one Stockholder Nominee selected, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 1(l) of Article II thereafter is nominated by the Board, thereafter is not included in the Corporation’s proxy materials or thereafter is not submitted for director election for any reason (including the Eligible Stockholder’s or Stockholder Nominee’s failure to comply with this Section 1(l) of Article II), no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for election as a director at the applicable annual meeting in substitution for such Stockholder Nominee.

xi.    Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting, but either (1) withdraws from or becomes ineligible or unavailable for election at the annual meeting for any reason, including for the failure to comply with any provision of these Bylaws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice), or (2) does not receive a number of votes cast in favor of his or her election at least equal to 25% of the shares present in person or represented by proxy and entitled to vote in the election of directors, will be ineligible to be a Stockholder Nominee pursuant to this Section 1(l) of Article II for the next two annual meetings.

xii.    The Board (and any other person or body authorized by the Board) shall have the power and authority to interpret this Section 1(l) of Article II and to make any and all determinations necessary or advisable to apply this Section 1(l) of Article II to any persons, facts or circumstances, including the power to determine in good faith (1) whether one or more stockholders or beneficial owners qualifies as an Eligible Stockholder, (2) whether a Stockholder Notice complies with this Section 1(l) of Article II and has otherwise met the requirements of this Section 1(l) of Article II, (3) whether a Stockholder Nominee satisfies the qualifications and requirements in this Section 1(l) of Article II, and (4) whether any and all requirements of this Section 1(l) of Article II have been satisfied. For purposes of applying the requirements of this Section 1(l) of Article II, the number of Required Shares required to be owned by any person or persons during any time period shall be adjusted, in the manner determined by the Board (or any authorized committee thereof) or by the Chief Legal Officer of the Corporation, to account for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of the common stock of the Corporation. Notwithstanding the foregoing provisions of this Section 1(l) of Article II, unless otherwise required by law or otherwise determined by the chairperson of the meeting or the Board, if the stockholder (or a qualified representative of the stockholder, as defined in Section 1(k) of Article II) does not appear at the annual meeting to present its Stockholder Nominee(s), such nomination(s) shall be disregarded, notwithstanding that proxies in respect of the election of the Stockholder Nominee(s) may have been received by the Corporation. This Section 1(l) of Article II shall be the exclusive method for stockholders to include nominees for director election in the Corporation’s proxy materials.

SECTION 2.     SPECIAL MEETINGS.

(a)    Call for Special Meetings. Special meetings of the stockholders of the Corporation (i) may be called for any purpose that is a proper matter for stockholder action under applicable Delaware law only (A) on the order of the Chairperson of the Board, (B) by the Chief Executive Officer of the Corporation, or (C) by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), or (ii) subject to the provisions of this Section 2 of Article II, shall be called by the Secretary of the Corporation upon the written request (a “Special Meeting Request”) of stockholders who are stockholders of record of the Corporation at the time a request is delivered and who, as of the date of the Secretary’s receipt of the Special Meeting Request, hold in the aggregate at least 25% (the “Requisite Percent”) of the voting power of the outstanding capital stock of the Company entitled to vote on the matter or matters to be brought before the proposed special meeting (each, a “Requesting Stockholder” and, collectively, the “Requesting Stockholders”). A request to call a special meeting pursuant to Section 2(a)(ii) of Article II shall not be valid unless made in accordance with the requirements and procedures set forth in this Section 2 of Article II. Except as may otherwise be required by law, the Board shall determine, in its sole judgment, the validity of any request under Section 2(a)(ii) of Article II, including whether such request was properly made in compliance with these Bylaws. For the avoidance of doubt, and notwithstanding any other provision of these Bylaws, the Corporation may, in its sole discretion, solicit against, and include in the proxy statement its own statements or other information relating to, any stockholder nomination, stockholder proposal or Proposing Stockholder, including any information provided to the Corporation with respect to the foregoing notice (as provided in, and in accordance with, Section 2(c) of Article II).

(b)    Time and Place of Special Meeting of Stockholders.

i.        For a special meeting called pursuant to Section 2(a)(i) of Article II, the special meeting shall be held at such date, time and place (including by remote communication) as may be determined by the Board in its sole discretion. Following determination of the date, time and place (including by remote communication) of the meeting, the Secretary of the Corporation shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 5 of Article II.

ii.        A special meeting requested pursuant to a properly submitted Special Meeting Request under Section 2(a)(ii) of Article II shall be held at such date, time and place (including by remote communication) within or without the State of Arizona (or by remote communication) as may be fixed by the Board in its sole discretion (following the determination by the Board that the applicable Special Meeting Request is valid and complies with this Section 2 of Article II); provided, however, that (A) the date of any such special meeting shall be not more than 120 days after the Secretary’s receipt of the properly submitted Special Meeting Request in the case of a Special Meeting Request relating to matters other than the election of directors, and (B) the date of any such special meeting shall be not more than 180 days after the Secretary’s receipt of the properly submitted Special Meeting Request in the case of a Special Meeting Request relating to the election of directors. Following the determination by the Board that the applicable Special Meeting Request is valid and complies with this Section 2 of Article II, the Board shall also set a record date for the determination of stockholders entitled to vote at such meeting in the manner set forth in Section 4 of Article V. Following determination of the date, time and place (including by remote communication) of the special meeting, the Secretary of the Corporation shall cause a notice of meeting to be given to the stockholders entitled to vote in accordance with the provisions of Section 5 of Article II.

(c)    Special Meeting Requests by Stockholders. For stockholder nominations or other business to be properly brought before a special meeting pursuant to a Special Meeting Request (such meeting, a “Stockholder-Requested Meeting”), such Special Meeting Request must:

i.        be in writing, signed and dated by each of the Requesting Stockholders (or their duly authorized agents) and delivered to the Secretary of the Corporation;

ii.        be sent to the Secretary of the Corporation at the principal executive offices of the Corporation by registered mail, return receipt requested;

iii.        set forth the purpose of requesting the special meeting and include (A) the information required to be included in stockholder’s notices as set forth in Section 1(e) (with respect to stockholder nominations) or Section 1(f) of Article II (with respect to stockholder proposals), as applicable, in each case, including the information required by Section 1(i) of Article II, and (B) an acknowledgment by the Requesting Stockholders that any disposition of shares of the Corporation held of record by such Requesting Stockholders as of the date of delivery of the Special Meeting Request and prior to the date of the special meeting of stockholders requested by such Requesting Stockholders shall constitute a revocation of such request with respect to such shares and if following such revocation, the remaining un-revoked requests are from Requesting Stockholders holding in the aggregate less than the Requisite Percent, the Board, in its sole discretion, may cancel the special meeting; and

iv.        not constitute a matter otherwise subject to exclusion, as described in Section 2(e) below.

The Corporation may require any proposed stockholder nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation. This Section 2(c) of Article II is the exclusive means by which a stockholder may nominate persons for election to the Board and/or present other business at a special meeting of stockholders.

(d)    Revocation of Special Meeting Request. A Requesting Stockholder may revoke the Requesting Stockholder’s participation in a Special Meeting Request at any time by written revocation delivered to the Secretary of the Corporation, and, if following such revocation, the remaining un-revoked requests are from Requesting Stockholders holding in the aggregate less than the Requisite Percent, the Board, in its discretion, may cancel the special meeting.

(e)    Excluded Matters. The Secretary of the Corporation shall not be required to call a Stockholder-Requested Meeting if:

i.    an annual or special meeting of stockholders that included an identical or substantially similar item of business, as determined in good faith by the Board (“Similar Business”), was held not more than 90 days before the Special Meeting Request was received by the Secretary of the Corporation;

ii.    the Board has called or calls for an annual or special meeting of stockholders to be held within 90 days after the Secretary of the Corporation receives the Special Meeting Request and the Board determines in good faith that the business to be conducted at such meeting includes Similar Business (including, for purposes of this Section 2, that the election of directors shall be deemed to be Similar Business with respect to all items of business involving the election or removal of directors, changing the size of the Board and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors);

iii.    the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action, or that the Company may exclude, under applicable law; or

iv.    such Special Meeting Request involves or was made in a manner that involved a violation of, or does or did not comply with, the A&R Certificate of Incorporation, these Bylaws or Regulation 14A under the Exchange Act or other applicable law.

(f) Business at Special Meetings Generally.

i.    Business transacted at any Stockholder-Requested Meeting shall be limited to the purpose(s) stated in the Special Meeting Request; provided, however, that the Board shall have the authority, in its sole discretion, to submit additional matters to the stockholders, and to cause other business to be transacted, at any special meeting of stockholders and the Board may submit its own proposal or proposals for consideration at such a special meeting.

ii.    Except as otherwise provided by law or determined by the Board in accordance with Section 2(b)(i) of Article II, the chairperson of the meeting shall have the power and duty (x) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws, and (y) if the chairperson determines that any stockholder nomination or stockholder proposal was not made or proposed in compliance with these Bylaws, to declare that such stockholder nomination shall be disregarded or that such stockholder proposal shall not be voted upon or transacted (in each case, notwithstanding that the proxies in respect of such stockholder nomination or stockholder proposal may have been solicited or received). Notwithstanding the foregoing provisions of this Section 2(f) of Article II, (A) if the stockholder, including a Requesting Stockholder (or a qualified representative of the stockholder), does not appear in person or by proxy at the annual meeting or a special meeting of stockholders of the Corporation to present a stockholder nomination or stockholder proposal, such stockholder nomination shall be disregarded and such stockholder proposal shall not be voted upon or transacted, notwithstanding that proxies in respect of such vote(s) may have been solicited or received by the Corporation, and (B) if requested by the chairperson of the meeting, the Requesting Stockholders (or a qualified representative of the Requesting Stockholders) shall provide documentary evidence to the Corporation that the Requesting Stockholders have not made a disposition of shares of stock of the Corporation held of record by such Requesting Stockholders as of the date of delivery of the Special Meeting Request and prior to the date of the special meeting of stockholders requested by such Requesting Stockholders such that the remaining un-revoked requests as of the date of the special meeting are from Requesting Stockholders holding in the aggregate less than the Requisite Percent.

(g)    Updates to Special Meeting Requests. In connection with a Stockholder-Requested Meeting, the Requesting Stockholder or Requesting Stockholders shall further update and supplement the information previously provided to the Corporation in connection with such request, if necessary, so that the information provided or required to be provided in such request shall be true and correct as of (i) the record date for the meeting, (ii) the date that is five business days prior to the meeting, and (iii) if applicable, in the event of any adjournment or postponement thereof, five business days prior to such adjourned or postponed meeting. In the case of any update and supplement pursuant to clause (i) of this Section 2(g) of Article II, such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than five business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 2(g) of Article II, such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than two business days prior to the date of the meeting. In the event of any adjournment or postponement thereof, if applicable, such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than two business days prior to the date of such adjourned or postponed meeting.

(h)    Exchange Act Requirements. Notwithstanding the foregoing provisions of this Section 2 of Article II, a stockholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2 of Article II. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of stockholder proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations thereunder are not intended to, and shall not, limit the requirements applicable to stockholder proposals and/or stockholder nominations to be considered pursuant to Section 2(a)(ii) of Article II.

SECTION 3. BUSINESS AT MEETINGS. Only such persons who are nominated in accordance with (a) the procedures set forth in either Section 1 of Article II (in the case of an annual meeting), Section 2 of Article II (in the case of a special meeting), and (b) Section 5 of Article II shall be eligible to be elected at an annual meeting or a special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws.

SECTION 4. CHAIRPERSON; MEETING PROCEDURES.

(a)    Chairperson. At every meeting of stockholders, the chairperson of the Board or, if a chairperson has not been appointed or is absent, the Chief Executive Officer of the Corporation, or, if the Chief Executive Officer is absent, the President of the Corporation, or, if the President is absent, another officer of the Corporation designated by the Chief Executive Officer or President, shall act as chairperson. The Secretary of the Corporation, or, in his or her absence, an Assistant Secretary of the Corporation or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b)    Meeting Procedures. The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

SECTION 5. NOTICE OF MEETINGS. Except as otherwise provided by law, notice in writing or by electronic transmission of each meeting of stockholders shall be given to each stockholder entitled to vote at such meeting not less than 10 days, nor more than 60 days, prior to date of the applicable meeting. The notice or an accompanying document shall identify (i) the place, if any, date and hour, (ii) in the case of special meetings, the purpose or purposes of the meeting, and (iii) the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

SECTION 6.    VOTING.

(a)    Voting on Matters Other than Director Elections. Except as otherwise provided by applicable law, applicable stock exchange rules, the A&R Certificate of Incorporation or these Bylaws, if a quorum (as provided for in Section 7 of Article II) is present, the affirmative vote of the holders of a majority of the shares present in person, by remote communication (if applicable), or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders.

(b)    Voting on Director Elections. Except as otherwise provided by applicable law, applicable stock exchange rules, the A&R Certificate of Incorporation or these Bylaws, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the 10th day preceding the date that the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section 6 of Article II, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election).

(c)    Failure to Receive Majority Vote in Director Election. In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the incumbent director shall promptly tender his or her irrevocable resignation to the Board, which irrevocable resignation shall be conditioned upon acceptance of such resignation by the Board. The Governance and Sustainability Committee of the Board, or such other committee designated by the Board, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account such committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the Board’s decision, within 90 days following certification of the election results. The committee, in making its recommendation, and the Board, in making its decision, each may consider any factors and other information that it considers appropriate and relevant in its sole discretion. If the Board accepts a director’s resignation pursuant to Article II, Section 6, or if a nominee for director is not elected and the nominee is not an incumbent director, then the resulting vacancy may be filled pursuant to Article NINTH, Section 2 of the A&R Certificate of Incorporation.

(d)    Voting Procedures. Each stockholder entitled to vote in accordance with the terms of the A&R Certificate of Incorporation and these Bylaws may vote in person, by remote communication (if applicable) or by proxy by the stockholder or by his or her duly authorized attorney-in-fact.

(e)    Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary of the Corporation is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; or (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary of the Corporation shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

(f)    Stockholder List. A complete list of the stockholders entitled to vote at a meeting of stockholders, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

SECTION 7. QUORUM.

(a)    Quorum. Except as otherwise required by law, by the A&R Certificate of Incorporation or by these Bylaws, the presence, in person or by proxy, or by remote communication (if applicable), of stockholders holding a majority of the shares of the Corporation entitled to vote shall constitute a quorum for the transaction of business at all meetings of the stockholders.

(b)    Absence of Quorum. In the absence of a quorum at any meeting, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by the vote of the holders of a majority of the shares represented at the meeting (in person or by proxy), but no other business may be transacted at the meeting.

(c)    Adjourned Meetings. At any adjourned meeting at which the requisite number of shares entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but, unless the Board fixes a new record date, only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

(d)    Departure of Stockholders. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

ARTICLE III

DIRECTORS

SECTION 1. NUMBER. The number of directors shall be fixed by the Board from time to time in accordance with Article NINTH of the A&R Certificate of Incorporation.

SECTION 2. POWERS. The business and affairs of the Corporation shall be managed by or under direction of the Board, except as otherwise provided in the A&R Certificate of Incorporation.

SECTION 3. ELECTION, QUALIFICATION AND TERM OF DIRECTORS. Directors shall be elected at each annual meeting to hold office until the next annual meeting. Each director shall hold office either until the expiration of the term for which elected or appointed and a successor has been elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

SECTION 4. VACANCIES. Unless otherwise provided in the A&R Certificate of Incorporation and subject to the rights of the holders of any series of Preferred Stock as may exist from time to time or as otherwise provided by applicable law, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders and unless required by applicable law, be filled only by (a) the affirmative vote of a majority of the directors then in office (i) in the event of a vacancy resulting from resulting from an increase in the number of directors, so long as a quorum is present, and (ii) in the event of a vacancy resulting from any reason other than an increase in the number of directors, even if less than a quorum is present, or (b) by a sole remaining director. Except (A) as otherwise provided by applicable law, or (B) as may be otherwise determined by the Board of Directors by resolution and subject to the rights of the holders of any series of Preferred Stock as may exist from time to time, any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board shall be deemed to exist under this Section 4 of Article III in the case of the death, removal or resignation of any director.

SECTION 5. RESIGNATION. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary of the Corporation, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the Secretary of the Corporation, in his or her discretion, may either (a) require confirmation from the director prior to deeming the resignation effective, in which case the resignation will be deemed effective upon receipt of such confirmation, or (b) deem the resignation effective at the time of delivery of the resignation to the Secretary of the Corporation. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

SECTION 6. REMOVAL. Subject to any requirements set forth in the A&R Certificate of Incorporation, the Board or any individual director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the shares of the Corporation then entitled to vote generally at an election of directors.

SECTION 7. MEETINGS.

(a)    Regular Meetings. Regular meetings of the Board or any committee of the Board may be held without notice at such places and times as shall be determined from time to time by resolution of the Board or such committee, as the case may be.

(b)    Special Meetings. Unless otherwise restricted by the A&R Certificate of Incorporation, special meetings of the Board or any committee (i) may be called (A) in the case of a Board meeting, by the Chairperson of the Board or the Chief Executive Officer of the Corporation, or (B) in the case of a committee meeting, by the applicable chairperson of such committee, and (ii) shall be called by the Secretary of the Corporation on the written request of at least (x) in the case of a Board meeting, two directors, or (y) in the case of a committee meeting, two directors serving on such committee, in each case, in accordance with Section 7(c) of Article III. The applicable special meeting so called shall be held at such place or places as may be determined by the Board or the applicable committee or shall be included in the notice of the meeting.

(c)    Notice. Notice of the time and place of each special meeting of the Board or any committee shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours at least 24 hours before the date and time of the special meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the special meeting. Notice of any special meeting may be waived in writing, or by electronic transmission, at any time before or after the special meeting and will be waived by any director by attendance at such special meeting, except when the director attends the special meeting for the express purpose of objecting, at the beginning of the special meeting, to the transaction of any business because the special meeting is not lawfully called or convened.

(d)    Electronic Communication. Unless otherwise restricted by the A&R Certificate of Incorporation or by these Bylaws, members of the Board or any committee of the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 8.    COMMITTEES.

(a)    Appointment of Committees. The Board may, by resolution or resolutions passed by a majority of the entire Board, from time to time, designate one or more committees of the Board, each such committee to consist of one or more directors. Except as required by applicable law or stock exchange requirements, such committees appointed by the Board shall consist of one or more members of the Board and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees.

(b)    Term. The Board, subject to the rights of any outstanding series of Preferred Stock as may exist from time to time, the provisions of subsection (a) of this Section 8 of Article III and the provisions of applicable law or stock exchange requirements, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death, removal or voluntary resignation from the committee or from the Board. The Board may at any time and for any reason remove any individual committee member and the Board may fill any committee vacancy created by the death, resignation, removal or increase in the number of members of the committee. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee and subject to the requirements of applicable law and stock exchange rules, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(c)    Committee Meetings. Unless the Board shall otherwise provide, committee meetings with respect to any committees designated by the Board shall be held in accordance with Section 7 of Article III.

SECTION 9. QUORUM AND VOTING. A majority of the Board or a majority of the members of a committee of the Board, as applicable, shall constitute a quorum of the Board or such committee, as the case may be, for the transaction of business. If at any meeting of the Board or a committee there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of the majority of directors present at a meeting at which a quorum is present shall be the act of the Board or such committee, as the case may be, unless the A&R Certificate of Incorporation or these Bylaws shall require the vote of a greater number.

SECTION 10. COMPENSATION. Non-employee directors, as such, may receive such stated fees for their services and/or such fixed sums and expenses for attendance at each regular or special meeting of the Board or any committee thereof as may be established by resolution of the Board or a committee of the Board; provided that no compensation shall be so paid for participation in any action taken pursuant to Article III, Section 6; provided further that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

SECTION 11. ACTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of the Board or of any committee of the Board may be taken without a meeting if, prior to such action, all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission and such consent in writing or by electronic transmission is filed with the minutes of proceedings of the Board or such committee, as the case may be.

SECTION 12. CHAIRPERSON. The Chairperson of the Board, if one has been appointed, shall preside at all meetings of the Board and shall have and perform such other duties as from time to time may be assigned to him or her by the Board. The Chairperson shall be appointed by the Board and may be removed at any time by the Board. The Chairperson shall not be deemed an officer of the Corporation unless he is designated as such by a resolution of the Board.

SECTION 13. PROCEDURES. At every meeting of the Board, the Chairperson, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary of the Corporation, or in his or her absence, any Assistant Secretary of the Corporation or other officer, director or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

ARTICLE IV

OFFICERS

SECTION 1. OFFICERS. The officers of the Corporation shall include, if and when designated by the Board, a President, a Chief Executive Officer, a Secretary and a Chief Financial Officer. The Board and, to the extent authorized by the Board, the Chief Executive Officer, may also appoint such other officers as the Board or the Chief Executive Officer determines appropriate, including a Treasurer, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers and such other corporate officers and agents with such powers and duties as the Board may deem necessary or appropriate in its discretion. The Board (or the Chief Executive Officer if he or she is empowered to appoint such officer) may, from time to time, assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited by law. Subject to applicable law and stock exchange requirements, the salaries and other compensation of the officers of the Corporation shall be fixed by or in the manner designated by the Board or a committee thereof to which the Board has delegated such responsibility. No officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the Corporation. None of the officers of the Corporation need be directors of the Corporation.

SECTION 2. TENURE AND DUTIES OF OFFICERS.

(a)    General. All officers of the Corporation shall hold office at the pleasure of the Board (or the Chief Executive Officer if he or she is empowered to appoint such officer) until their successors shall have been duly elected and qualified, unless sooner removed. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board or the Chief Executive Officer (if he or she is empowered to appoint such officer under Section 1 of Article IV).

(b)    Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board (or the Chief Executive Officer if he or she is empowered to appoint such officers) and, to the extent not so provided or specifically designated, as generally pertain to their respective offices.

SECTION 3.    RESIGNATIONS. Any officer may resign at any time by giving notice in writing or by electronic transmission to (a) the Board, (b) the Chief Executive Officer, or (c) the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

SECTION 4. REMOVAL. Any officer may be removed from office at any time, either with or without cause, by (a) the affirmative vote of a majority of the directors in office at the time, (b) by the unanimous written consent of the directors in office at the time, (c) any committee of the Board to whom such authority has been delegated by the Board, (d) with respect to any officer other than the Chief Executive Officer, by the Chief Executive Officer, or (e) with respect to any officer other than the Chief Executive Officer, by a superior officer upon whom such power of removal may have been conferred by the Board or the Chief Executive Officer; provided, however, that none of the Chief Executive Officer, the Chief Financial Officer or the Secretary may be removed unless the Board concurrently appoints another person to fill the applicable role and responsibilities of the Chief Executive Officer, the Chief Financial Officer or the Secretary, as applicable. The removal of an officer without cause shall be without prejudice to his or her contractual rights, if any. The election or appointment of an officer shall not of itself create contractual rights.

ARTICLE V

MISCELLANEOUS

SECTION 1. STOCK CERTIFICATES; UNCERTIFICATED SHARES. Shares of stock of the Corporation may be issued in certificated or uncertificated form or any other such form as the Board may from time to time prescribe, consistent with the laws of the State of Delaware. Every holder of certificated shares of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by any two officers of the Corporation authorized to sign stock certificates, in respect of the number of shares owned by such holder in the Corporation. Any or all the signatures on a certificate may be facsimiles. The Chairperson, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary shall specifically be authorized to sign stock certificates. In case any officer, transfer agent, or registrar who has signed (or whose facsimile signature has been placed upon) a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

SECTION 2. LOST CERTIFICATES. A new certificate of stock or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation, alleged to have been lost or destroyed. The Corporation may, in its discretion, require the owner of the lost or destroyed certificate, or its legal representatives, to give the Corporation a bond, in such sum as it may direct not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate or the issuance of any such new certificate or uncertificated shares.

SECTION 3. TRANSFER OF SHARES. Subject to any restrictions on transfer, shares of stock of the Corporation may be transferred upon the books of the Corporation, if such shares are certificated, only by the holders thereof or their duly authorized attorneys or legal representatives by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Corporation may designate, by whom they shall be cancelled and upon their surrender to the Corporation of their certificates, or, if such shares are uncertificated, only upon receipt of proper transfer instructions from the registered owner of the shares. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer. The Corporation may treat as the absolute owner of shares of the Corporation the person or persons in whose name shares are registered on the books of the Corporation.

SECTION 4. STOCKHOLDERS RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 days, nor less than 10 days, before the date of such meeting, nor more than 60 days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

SECTION 5. DIVIDENDS. Subject to the provisions of the A&R Certificate of Incorporation, the Board may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of the Corporation as and when they deem expedient. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the directors shall deem conducive to the interests of the company.

SECTION 6. SEAL. The corporate seal shall be circular in form and shall contain the name of the Corporation, the year of its creation and the words “CORPORATE SEAL DELAWARE.” Such seal may be used by causing it, or an electronic version, to be impressed or affixed or reproduced or otherwise.

SECTION 7. FISCAL YEAR. The fiscal year of the Corporation shall be determined by resolution of the Board.

SECTION 8. CHECKS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner as shall be determined from time to time by resolutions of the Board.

SECTION 9. NOTICE AND WAIVER OF NOTICE.

(a)    Notices Generally. Whenever any notice is required by these Bylaws to be given, personal notice is not meant unless expressly so stated (and except in the case of notice pursuant to Article III, Section 7), and any notice so required shall be deemed to be sufficient if given by (a) depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his address as it appears on the records of the Corporation (such notice shall be deemed to have been given on the day of such mailing), or (b) by transmitting it to the person entitled thereto by electronic mail to any electronic mail address of such person or by any other electronic means, all as consistent with the laws of the State of Delaware and federal rules and regulations. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by applicable law.

(b)    Waivers. Whenever any notice whatever is required to be given under the provisions of any law, or under the provisions of the A&R Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice (or transmitted electronically by such person or persons), whether before or after the time stated therein, shall be deemed equivalent thereto.

(c)    Unlawful Communications. Whenever notice is required to be given, under any provision of law or of the A&R Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(d)    Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of the DGCL, the A&R Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within 60 days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation.

SECTION 10. VOTING OF SECURITIES OWNED BY THE CORPORATION. All stock and other securities of other corporations or entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, all proxies with respect thereto shall be executed and all rights incident to any management authority conferred on the Corporation in accordance with the governing documents of such corporation or entity shall be exercised by the person authorized so to do by resolution of the Board, or, in the absence of such authorization, by the Chairperson, the Chief Executive Officer, the President, any Executive Vice President or any Senior Vice President of the Corporation.

ARTICLE VI

AMENDMENTS

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to adopt, amend and repeal any Bylaw of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to amend or repeal any Bylaw made by the Board. Notwithstanding any other provisions of the A&R Certificate of Incorporation or these Bylaws (and notwithstanding that a lesser percentage may be specified by law), the provisions of Article II, Sections 1, 2 and 5, Article III, Section 1 and Article VI of these Bylaws may not be amended or repealed, nor may any Bylaw provision inconsistent herewith or therewith be adopted, by the stockholders of the Corporation unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of Article VI as a single class.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS, OFFICERS, AND OTHERS

SECTION 1.    INDEMNIFIED PERSONS. The Corporation shall indemnify its directors, officers, other employees and other agents (any such person, an “Indemnitee”), to the fullest extent permitted by the DGCL, against Expenses (as defined in Section 8 of Article VII) reasonably incurred by an Indemnitee who was or is a party, or is threatened to be made a party, to any threatened, pending or completed Proceeding (as defined in Section 8 of Article VII) by reason of the fact that such Indemnitee is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that the Corporation shall not be required to indemnify any Indemnitee in connection with any Proceeding (or part thereof) initiated by such Indemnitee, unless (i) such indemnification is expressly required to be made by such Indemnitee under applicable law, or (ii) the Proceeding was authorized by the Board.

SECTION 2.    ADVANCES OF EXPENSES. In addition to the right to indemnification conferred in Section 1 of Article VII, the Corporation shall also pay to the applicable Indemnitee in advance of the final disposition of the Proceeding, to the extent not prohibited by the DGCL or any other applicable law, the Expenses incurred by the Indemnitee in connection with any Proceeding (or any part of any Proceeding) not initiated by the Indemnitee or any Proceeding initiated by the Indemnitee with the prior approval of the Board as provided in Section 1 of Article VII, provided that, to the extent required by the DGCL, the Corporation shall require the delivery of an undertaking by an Indemnitee to repay any such advanced Expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under Section 1 of Article VII. Applicable advances shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Corporation to support the advances claimed.

SECTION 3.    ENFORCEMENT. Without the necessity of entering into an express contract, all rights to indemnification and advances to any Indemnitee under Article VII shall be deemed to be contractual rights and be effective to the same extent, and as if provided for, in a contract between the Corporation and the Indemnitee.

SECTION 4.    NON-EXCLUSIVITY OF RIGHTS. The rights of indemnification and to receive advancement of Expenses as provided by Article VII shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the A&R Certificate of Incorporation, any other provision of these Bylaws, any agreement, a vote of stockholders, a resolution of the Board or otherwise. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees, or agents respecting indemnification and advances to the fullest extent not prohibited by the DGCL or by any other applicable law.

SECTION 5.    SURVIVAL OF RIGHTS. The rights conferred on any Indemnitee by these Bylaws shall continue as to an Indemnitee who has ceased to be eligible for indemnification pursuant to these Bylaws and shall inure to the benefit of the heirs, executors, and administrators of such Indemnitee.

SECTION 6.    INSURANCE. To the extent that the Corporation maintains an insurance policy or policies providing liability insurance for its directors, officers, employees, or agents, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, or agent under such policy or policies. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the Board or any committee, governing body or person designated by the Board, may purchase insurance on behalf of any Indemnitee.

SECTION 7.    AMENDMENTS AND SAVING CLAUSE. No amendment, alteration, or repeal of Article VII or of any provision hereof shall limit or restrict any right of the Indemnitee prior to such amendment, alteration, or repeal. If Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee to the fullest extent not prohibited by any applicable portion of Article VII that shall not have been invalidated or by any other applicable law. If Article VII shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each Indemnitee to the fullest extent under any other applicable law.

SECTION 8.    CERTAIN DEFINITIONS. For purposes of Article VII, the following definitions shall apply:

(a)    “Proceeding” shall include any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil, criminal, administrative, legislative, or investigative (formal or informal) nature, including any appeal therefrom, in which the Indemnitee was, is, or will be involved as a party, potential party, non-party witness, or otherwise by reason of the fact that the Indemnitee is or was a director or officer of the Corporation, by reason of any action taken by the Indemnitee (or a failure to take action by the Indemnitee) or of any action (or failure to act) on the Indemnitee’s part, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under these Bylaws or any agreement. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding.

(b)    “Expenses” shall include all reasonable attorneys’ fees, judgments, fines, retainers, court costs, transcript costs, fees of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local, or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments, ERISA excise taxes and penalties, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling, otherwise participating in, or otherwise in connection with, a Proceeding or any appeal resulting from any Proceeding.

(c)    References to a “director,” “officer,” “employee” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, an officer, an employee, a trustee, or an agent of another corporation, partnership, joint venture trust or other enterprise.

(d) References to “other enterprises” shall include employee benefit plans.